Exhibit 2

FORM OF LOCKUP AGREEMENT

Morgan Stanley & Co. LLC

Macquarie Capital (USA) Inc.

UBS Securities LLC

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

c/o	Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that (1) Morgan Stanley & Co. LLC, Macquarie Capital (USA) Inc., UBS Securities LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC (the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Spirit Finance Corporation, a Maryland corporation (the “Company”), and a wholly-owned subsidiary of the Company that will become a Delaware limited partnership for which a wholly-owned subsidiary of the Company will be the sole general partner (the “Operating Partnership”), providing for the public offering (the “Public Offering”) by the several underwriters, including the Representatives (the “Underwriters”), of shares of the common stock, $0.01 par value per share of the Company (the “Common Stock”) pursuant to a registration statement on Form S-11 (Registration No. 333-177904) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission and (2) the Company intends to issue restricted Common Stock to the TLC Lenders (as defined below) in connection with the conversion of the Term Loan C tranche of the loans made pursuant to the Company’s Amended and Restated Credit Agreement, dated July 8, 2011 in accordance with the Conversion Agreement (the “Conversion Agreement”), dated as of July 8, 2011, among the Company and the lenders party thereto (the “TLC Lenders”). Any lock-up letter between the undersigned and the Representatives executed prior to the date hereof is hereby superseded in its entirety by this letter and shall be of no further force or effect.

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering and in accordance with the terms of the Conversion Agreement, the undersigned hereby agrees that, without the prior written consent of (i) the Representatives on behalf of the Underwriters and (ii) following completion of the Public Offering and for so long as any TLC Lenders hold Common Stock, the Majority Lenders (as defined in and calculated in accordance with the Conversion Agreement), it will not, during the period commencing on the date hereof and ending 270 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”) (such period, the “Initial Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock (including, without limitation, units in the Operating Partnership) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transactions concerning an index or basket of securities in which shares of Common Stock comprise less than ten percent of the total value of such index or basket; provided, however, that in the case of any transaction pursuant to this section (b) of this paragraph, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Initial Restricted Period referred to in the foregoing sentence, (c) (i) gifts or other dispositions by will or intestacy (including, without limitation, any disposition from a revocable trust, family trust or similar trust arrangement providing for the distribution of assets upon death or intestacy); (ii) transfers or pledges made (w) to limited partners, members, stockholders or affiliates of the undersigned or any investment fund(s) managed by or under common investment management with the undersigned, (x) to any corporation, partnership, limited liability company or other entity all of the equity interests of which are owned, directly or

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indirectly, by the undersigned or affiliates of the undersigned or (y) in connection with restructuring of the undersigned; (iii) bona fide gifts, sales, distributions, contributions or other dispositions, in each case that are made exclusively between and among the undersigned and (w) members of the undersigned’s family, (w) affiliates of the undersigned that are controlled by, or under common control with, the undersigned, (x) any investment fund(s) managed by or under common investment management with the undersigned or (y) a trust the beneficiaries of which are, (A) a limited liability company the membership interest holders of which are, or (B) a partnership the partners of which are, exclusively the undersigned and/or members of the undersigned’s family; or (iv) donations or transfers to charitable organizations; provided, however, that in the case of any disposition pursuant to this section (c) of this paragraph (i) each donee, distributee or transferee, as applicable, shall sign and deliver a lock-up letter substantially in the form of this letter and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Initial Restricted Period referred to in the foregoing sentence, (d) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the Initial Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, (e) the transfer of shares of Common Stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of the Common Stock involving a change of control of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the undersigned shall remain subject to the restrictions contained in this agreement, (f) the forfeiture or transfer of shares of Common Stock pursuant to a letter agreement entered into by the undersigned relating to the Conversion Agreement, or (g) transfers among the parties listed on Schedule D-1 to the Underwriting Agreement made prior to the pricing of the Public Offering; provided, however, that in the case of any disposition pursuant to sections (f) and (g) of this paragraph, (i) each recipient (other than the Company) or transferee of shares of Common Stock shall sign and deliver a lock-up letter substantially in the form of this letter (unless it has previously delivered such a lock-up letter) and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Initial Restricted Period referred to in the foregoing sentence. In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters and, following completion of the Public Offering and for so long as any TLC Lenders hold Common Stock, the Majority Lenders, it will not, during the Initial Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the Initial Restricted Period shall expire, with respect to a pro rata portion (by number of shares) of the undersigned’s Common Stock that is subject to this agreement, 90 days following the effective date of the waiver or release or other limitation, in whole or in part, of restrictions applicable to any TLC Lender under any lock-up agreement of such TLC Lender with one or more of the Underwriters. In addition, if the restrictions applicable to any holder of Common Stock under any lock-up agreement with one or more of the Underwriters that is subject to the same 270 day restricted term as this agreement are less restrictive than those contained herein or are waived, released or otherwise limited in whole or in part, then the Underwriters shall notify the undersigned as promptly as practicable of such less restrictive terms and/or of such waiver, release or other limitation (and in any event no later than the time the Underwriters agree or otherwise commit to such less restrictive terms and/or to such waiver, release or other limitation) and, concurrently therewith, the undersigned will automatically, without further action or consent required by any party, receive the full benefit of such less restrictive terms and/or such waiver, release or other limitation; provided that, for the avoidance of doubt, following completion of the Public Offering and for so long as any TLC Lenders hold Common Stock, the prior written consent of the Majority Lenders shall be required for any such waiver, release or other limitation.

If:

(1) during the last 17 days of the Initial Restricted Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2) prior to the expiration of the Initial Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Initial Restricted Period or provides notification to the Representatives of any earnings release or material news or material event that may give rise to an extension of the Initial Restricted Period;

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the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; unless the Representatives waive, in writing, such extension; provided, however, that in no event shall the Initial Restricted Period be extended beyond 288 days (or, if clause (2) above is applicable, 304 days) after the date of the Prospectus.

If the restrictions imposed by this agreement have been extended pursuant to the immediately preceding paragraph, the undersigned shall not engage in any transaction that may be restricted by this agreement during the 18-day (or, if clause (2) above is applicable, 34-day) period beginning on the last day of the Initial Restricted Period unless the undersigned requests and receives prior written confirmation from the Company or the Representatives that the restrictions imposed by this agreement have expired, and, upon request of the undersigned, the Representatives will promptly confirm the date on which any extension of the restrictions imposed by this agreement shall end.

The undersigned understands that (i) the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering, (ii) the TLC Lenders are intended as, and hereby are expressly made, third-party beneficiaries of this agreement entitled to enforce the provisions of this agreement against the undersigned following completion of the Public Offering and for so long as any TLC Lenders hold Common Stock and (iii) each Sponsor (as defined in the Conversion Agreement) will sign the same form of agreement as this agreement. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Operating Partnership and the Underwriters.

This agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied

This agreement shall automatically terminate upon the earlier to occur, if any, of (a) the date that the Company, on the one hand, or the Representatives on the other hand, advises the undersigned, in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the offering, (b) the Company withdraws the Registration Statement registering the Common Stock or (c) the date that the Company, on the one hand, or the Representatives on the other hand, advises the undersigned, in writing that the Underwriting Agreement has been terminated before the completion of the Public Offering. Notwithstanding the foregoing, in the event that the Public Offering is not consummated on or before the date that is three months from the date of the preliminary prospectus relating to the Public Offering, this agreement shall terminate and its provisions shall be of no further force and effect.

Very truly yours,

/s/
(Name)

(Address)

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